Red Rock Pictures Announces Management Changes

Company Names Reno R. Rollé  as Chief Executive Officer

Former Head of Studio Store Direct Brings Years of Consumer Marketing Expertise

LOS ANGELES – June 12, 2008 - Red Rock Pictures Holdings, Inc. (OTCBB: RRPH.OB), a film finance, production, and distribution company, today announced that its board of directors has appointed Reno R. Rollé as Chief Executive Officer of the Company.  Rollé  will succeed Robert Levy, who will remain as Chairman of the Board of Directors.  Rollé  was previously the founder and Chief Executive Officer of Studio Store Direct, Inc., a market leader in new media direct response entertainment marketing, which has being acquired by Red Rock Pictures.

“Reno brings a solid track record of proven success in the field of direct consumer marketing.  He is also well versed in traditional entertainment and should fit perfectly at the helm of Red Rock,” stated Levy.  “I look forward to continuing to work with Reno and helping him build a successful and well rounded entertainment company.”

“I am honored by this appointment and eager to roll up my sleeves and get to work,” commented Rollé .  “This is an exciting time at Red Rock as the company moves aggressively into the direct response marketing arena, along with finally realizing the potential of the existing feature film business, as an exciting library of projects are now coming to market.”

Rollé  is joining Red Rock through its acquisition of Studio Store Direct.  Prior to founding Studio Store, Rollé  was CEO of Shop America USA where he helped orchestrate a complete turnaround, bringing the company to the pinnacle of the DRTV industry with a campaign that Rollé  co-created.  This campaign contributed to building a company with revenues estimated to exceed 200 million dollars.

About Red Rock Pictures Holdings, Inc.

Red Rock Pictures, (OTCBB: RRPH - News), (www.redrockpics.com) finances and co-produces feature films and entertainment for all media. Dedicated to truly partnering with the creative community - from up-and-coming writers, directors and producers to experienced hands in film, television and digital media - Red Rock Pictures is built on its commitment to creative entertainment, finance and innovation. Red Rock Pictures' management team has been involved in over 50 feature length films, with an outstanding proven track record that has generated over a billion dollars in the U.S. domestic box office and home entertainment industry.

With the addition of Studio Store Direct, the company will also operate as a traditional infomercial production and distribution company.  Studio Store Direct has developed a patent pending process for embedding direct response programs directly onto motion picture DVD’s.  Viewers can access virtual “QVC like” stores, offering related merchandise for purchase with the simple click of a mouse or by dialing an 800 number.  The company’s model provides a turnkey new revenue solution for major Hollywood studios and independent distributors.  According to the Electronic Retailing Association (ERA), the direct response television industry accounts for more than 150 billion dollars in annual revenue.

Contact:
Red Rock Pictures Holdings
Reno Rollé
323-790-1813